UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2011

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

YRC Worldwide Inc. (the “Company”) previously issued $70 million in aggregate principal amount of its 6% Convertible Senior Notes due 2014 (the “Notes”) in a private placement, of which approximately $69.4 million of the Notes are currently outstanding. The Notes are subject to semi-annual interest (the “Interest”) and, pursuant to certain terms contained in the Notes, the Company intends to pay the Interest due on February 15, 2011 (the “Interest Payment Date”) in shares of its common stock. The amount of Interest payable on the Interest Payment Date will be $30.00 per $1,000 in principal amount of the Notes.

The number of shares of the Company’s common stock (“Shares”) that will be issued in respect of the Interest will be calculated as set forth in the Notes. The Shares will be issued in reliance on certain exemptions from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the Shares or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

The indenture governing the Notes provides for certain limitations on the number of Shares that may be issued in respect of the Notes. As of February 1, 2011, 2,571,228 Shares (64,280,704 Shares prior to the adjustment for the Company’s reverse stock split, effective October 1, 2010) have been issued on account of the Notes and a maximum of 5,503,972 additional Shares may be issued in respect of the Notes. Such limitation on the number of Shares issuable in respect of the Notes applies on a pro rata basis to all outstanding Notes, which in effect limits the number of Shares issuable in respect of the Notes to approximately 79 shares per $1,000 in principal amount of the Notes, or an effective conversion price of approximately $12.61 per share, after the adjustment for the reverse stock split.

Based on the closing prices of the Company’s Shares on and prior to February 1, 2011, the Company would expect to issue approximately 219,191 Shares on February 15, 2011 in respect of the Interest with the result that a maximum of 5,284,781 Shares would be available for future issuances in respect of the Notes. This would result in the effective limit on the number of Shares issuable in respect of the Notes being reduced to approximately 76 shares per $1,000 in principal amount of the Notes, or an effective conversion price of approximately $13.11 per share, after the adjustment for the reverse stock split.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: February 1, 2011	By:	/s/ Sheila K. Taylor
Sheila K. Taylor
Executive Vice President, Chief Financial Officer
and Treasurer

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